Carolina Trust BancShares, Inc. S-8

Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP ATTORNEYS AT LAW 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607 PO Drawer 17803, Raleigh, NC 27619 P: 919.781.4000 F: 919.781.4865 www.wyrick.com

August 19, 2016

Carolina Trust BancShares, Inc.

901 East Main Street

Lincolnton, North Carolina 28092

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 filed on or about the date hereof by Carolina Trust BancShares, Inc., a North Carolina corporation (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 187,562 shares of the Registrant’s common stock, $2.50 par value per share (the “Shares”). We understand the Shares are to be issued pursuant to the following plans:

  Carolina Trust Bank 2001 Incentive Stock Option Plan;
  Carolina Trust Bank 2005 Incentive Stock Option Plan;
  Carolina Trust Bank 2005 Nonstatutory Stock Option Plan;
  Carolina Commerce Bank Employee Stock Option Plan (previously assumed by Carolina Trust Bank in connection with its October 2009 merger with Carolina Commerce Bank); and
  Carolina Commerce Bank Director Stock Option Plan (previously assumed by Carolina Trust Bank in connection with its October 2009 merger with Carolina Commerce Bank).

The obligations under the foregoing plans, which we refer to herein collectively as the “Plans,” were assumed by the Registrant following consummation on August 16, 2016, of a statutory share exchange with Carolina Trust Bank pursuant to an Agreement and Plan of Reorganization and Share Exchange dated March 30, 2016.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original of all documents submitted to us as copies thereof.

As the Registrant’s legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, in connection with the sale and issuance of the Shares pursuant to the Plans.

Carolina Trust BancShares, Inc.

August 19, 2016

It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as the Registrant’s counsel, to be taken prior to the issuance of the Shares, the Shares when issued in the manner referred to in the Registration Statement and in accordance with the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ Wyrick Robbins Yates & Ponton LLP